SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20429

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      August 30, 2002
                                                  -----------------------


                             SALISBURY BANCORP, INC.
                             -----------------------
               (Exact name of registrant as specified in charter)


       Connecticut                                        06-1514263
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(State or other jurisdiction                   (IRS Employer Identification No.)
of incorporation)


   5 Bissell Street, Lakeville, Connecticut                           06039-1868
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(Address of principal executive offices)                              (zip code)


Registrant"s telephone number, including area code:   (860) 435-9801
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                                       -2-
Form 8-K, Current Report
Salisbury Bancorp, Inc.

Item 5.   Other Matters.
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          The Board of Directors of Salisbury Bancorp,  Inc., the parent company of Salisbury Bank and Trust Company, declared a $.22 per share quarterly cash dividend for the third quarter of 2002.

          The quarterly cash dividend will be paid on October 25, 2002 to shareholders of record as of September 30, 2002.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.
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          c.       Exhibits.

          99.      Press release dated September 3, 2002

          Exhibit Index                                                 Page
          -------------                                                 ----

          99.      Press release dated September 3, 2002                     3


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


Dated:   September 3, 2002                 SALISBURY BANCORP, INC.


                                           By:  /s/ John F. Perotti
                                              ----------------------------------
                                                John F. Perotti, President and
                                                Chief Executive Officer

                                       -3-
Tuesday, September 3, 2002

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Announces Third Quarter Dividend

Lakeville, Connecticut, September 3, 2002/PRNewswire/- The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the parent company of Salisbury Bank and Trust Company, declared a $.22 per common share quarterly cash dividend at their August 30, 2002 meeting. Dividends year-to-date for 2002 total $.66 per common share. This represents an increase of $.03 or 4.8% over the $.63 per share cash dividends paid during the same period of 2001. The quarterly cash dividend will be paid on October 25, 2002 to shareholders of record as of September 30, 2002.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank with assets in excess of $280 million and capital in excess of $25 million, which has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company operates full service banking offices in Canaan, Lakeville, Salisbury and Sharon, Connecticut. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.